Code of Ethics

WHAT IS THE PURPOSE OF OUR CODE OF ETHICS

Penn Mutual Asset Management, Inc. (“PMAM” or “Adviser”) has adopted this Code of Ethics (the “Code”) to set forth rules of conduct for associates of the Adviser and to assist such associates to make decisions in the best interests of our clients and in compliance with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).

The Code reflects the fiduciary obligation of the Adviser and its associates to conduct their business and personal affairs in a manner that serves the interests of clients ahead of their own interests, avoids taking advantage of their fiduciary position for personal gain, and addresses actual or potential conflicts of interests. Accordingly, pursuant to Rule 204a-1 under the Advisers Act, the Code: (i) sets out standards of conduct expected of our associates; (ii) requires the reporting of personal securities transactions, including transactions in any fund managed by the investment adviser; and (iii) safeguards material nonpublic information about client transactions.

Underlined words are defined under the Code Definitions at the end of this policy to facilitate your understanding of the expectations and the application of requirements under this Code.

WHO IS SUBJECT TO THIS CODE OF ETHICS

All employees or associates, officers and directors providing services to the Adviser are subject to this Code and, as such, are considered Covered Persons. “You” refers to a Covered Person. This Code applies to your personal investments, as well as those investments in which you may be considered a beneficial owner. A Covered Person, who serves as an officer and/or director of the Adviser and also serves as an officer and/or director of the Fund, is only required to report personal securities transactions under this Code. A Covered Person, who is covered under another Code, such as an affiliate entity, may only be required to report under this Code.

HOW DOES THE CODE APPLY TO YOU

As a Covered Person, you must adhere to the provisions of this Code. However, because access to information may vary based on roles and responsibilities, the Code has defined access categories as follows:

Covered Person - Investment Person	You are a supervised person with authority to enter purchase and sale orders on behalf of client investment portfolios. Roles include portfolio managers, traders and trading analysts.

Covered Person - Access Person	You have regular access to purchase and sale recommendations, transactions and holdings information regarding client investment portfolios. Roles include compliance professionals, operations analysts, financial analysts and technology analysts. All directors and officers are presumed to be Access Persons.

Covered Person - Non-Access Person	You are an associate of the Adviser, but you do not fit into the access category of an Investment Person or Access Person.

Code of Ethics

WHAT ARE THE RESPONSIBILITIES OF COVERED PERSONS UNDER THE CODE

•	You are required to comply with federal securities laws and other regulatory rules and regulations related to your personal investment activities.

•	You are expected to maintain ethical standards when making personal securities transactions.

•	You must not misuse nonpublic information about client investment portfolios, such as portfolio holdings, pending holdings or contemplated purchases or sales, for your personal benefit or the benefit of others. Equally, you may not use similar information to cause a client investment portfolio to take action or fail to take action which will result in your personal benefit.

•	You may not engage in any securities transaction that create, may create, or may appear to create conflicts of interest.

•	You are expected to notify the Code Administrator to obtain approval to participate in any outside employment or directorships.

•	You are expected to notify the Code Administrator to obtain approval to participate in any outside investment group.

•	You may not accept gifts other than in de minimis value from any broker, dealer, investment adviser, or vendor related to client investment portfolios. If you receive a gift, you must promptly report the receipt of the gift to the Code Administrator.

•	You may not negotiate any agreement on behalf of a client if you, or a person related to you, has a substantial interest in the business.

•	You are expected to seek guidance if you need assistance or if you are unsure as to the application of the Code. The Code Administrator will provide assistance and guidance in interpreting this Code.

WHAT ARE THE REPORTING REQUIREMENTS

•	Code Acknowledgment

•	Initial Holdings Report

•	Quarterly Report

•	Annual Report

Code of Ethics

Code Acknowledgment

•	If you are a Covered Person, you must acknowledge receipt and understanding of this Code.

Initial Holdings Report

•	Within ten (10) days of the date that you have been identified as an Investment Person or Access Person, you must provide your initial holdings report.

•	Your initial holdings report must be current as of a date no more than forty-five (45 days) before the report is filed. The initial holdings report should list all securities subject to disclosure that you own or have a beneficial ownership interest. This report should include the financial institution, the name(s) on the account, account number, each security name, and number of shares and/or principal amount of each security.

•	If you do not have any securities to report, you are still required to submit an initial holdings report.

•	If you open a personal securities account or a new personal securities account, you are required to promptly notify the Code Administrator.

Quarterly Report

•	If you are an Investment Person or Access Person, you must submit your quarterly personal trading report within thirty (30) days of the end of each quarter.

•	Your quarterly personal trading report must include all transactions surrounding securities subject to disclosure that you own or have a beneficial ownership interest. This report should include the financial institution, name on account, account number, security name, date of transaction, transaction type, number of shares and principal amount of each security.

•	If you did not have any reportable transactions during the quarter, you are still required to submit a quarterly personal trading report indicating as such.

Annual Holdings Reporting

•	If you are an Investment Person or Access Person, you must provide your annual holdings report within thirty (30) days of the end of the year.

•	The annual holdings report should include all securities subject to disclosure that you own or have a beneficial ownership interest. This report should include the same information as required for your initial report. If you do not have any holdings to report, you are still required to submit an annual holdings report.

Code of Ethics

Reports from Financial Institutions

•	You may submit reporting and confirmations generated directly from your financial institution.

Extensions for Reporting

•	You may be granted an extension for reporting only by notification and approval by the Code Administrator.

WHAT ARE THE RESTRICTIONS UNDER THIS CODE

Some personal securities transactions may be restricted under this Code. If a transaction is restricted, you may not engage in a securities transaction or you must pre-clear the securities transaction with the Code Administrator.

•	Private Placements. Investment Persons and Access Persons must pre-clear private placement investments.

•	Initial Public Offerings. Investment Persons and Access Persons must pre-clear any security as a part of an initial public offering by the issuer.

•	Short-Term Trading. Investment Persons and Access Persons may not profit from “short-term” or “short-swing” trading and market timing.

•	Blackout Periods. No Investment Person or Access Person may purchase or sell any security on the same day on which any client managed by Adviser purchases or sells that security, unless such Investment Person or Access Person had no actual knowledge that the security was being considered for purchase or sale for a client account.

•	Restricted Securities. Investment Persons must pre-clear investments listed on the restricted list. Portfolio management is responsible for maintaining the restricted list.

Preclearance

To pre-clear, you may contact the Code Administrator in person, by email or telephone. Your pre-clearance request must include the security and the principal amount or number of shares of the security proposed to be purchased or sold. If the request is approved by the Code Administrator, pre-clearance will remain in effect for the day specified in the request.

Code of Ethics

WHAT ARE THE RESTRICTIONS FOR FUND SHARES UNDER THIS CODE

Because the Adviser manages client investment portfolios subject to the Investment Company Act of 1940 (the “1940 Act”), the Adviser must adhere also to Rule 17j-1 under the 1940 Act, which prohibits access persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by clients of the adviser, including mutual funds. The rule is designed to require an adviser to adopt procedures that will foster the detection and prevention of access persons from engaging in the fraudulent activities prescribed by the rule and prevent violations of the Code.

•	Preclearance of Fund Shares. If you are an Investment Person or Access Person, you must pre-clear personal transactions directly or indirectly involving the purchase or sale of Fund Shares.

Regarding client investment portfolios subject to the 1940 Act, the related Board of Directors must approve the Adviser’s Code of Ethics and any material changes to the Code. The Board of Directors must base its approval of the Code and any material changes thereto on a determination that the Code contains provisions reasonably necessary to prevent access persons from engaging in any conduct prohibited by Rule 17j-1(b).

Before approving the Code or any amendment thereto, the Board of Directors must receive a certification from the Adviser that it has adopted procedures reasonably necessary to prevent access persons from violating the Code. The Board of Directors must approve (i) the Code before initially retaining the services of the Adviser, and (ii) any material changes to the Code no later than six months after adoption of the material change.

WHAT TRANSACTIONS ARE NOT SUBJECT TO RESTRICTIONS OR LIMITATIONS

Transactions that are not subject to restrictions or limitations include purchases or sales which are non-volitional, such as stock splits, stock dividends, exchanges and conversions, mandatory tenders, dividend reinvestment plans, automatic payroll deduction plan, automatic rebalancing activity, margin/maintenance calls.

WHAT SHOULD I DO IF I BECOME AWARE OF A CODE VIOLATION

Covered Persons must promptly report any violations of the Code to the Code Administrator and the Chief Compliance Officer.

WHAT OCCURS UPON A VIOLATION OF THE CODE

If the Code Administrator determines that a Covered Person has violated the Code, the Code Administrator will, as soon as practicable, obtain a statement from the associate and provide the Chief Compliance Officer, if other than the Code Administrator, and the Chief Executive Officer with all relevant information regarding the violation. The Chief Executive Officer will evaluate the materiality of the violation considering level of influence of the violator, monetary value of the violation, frequency of

Code of Ethics

violations, intent and evidence of violation of law, among others. As a result, you may be subject to serious penalties such as disciplinary action up to and including termination of employment.

HOW DO I PROTECT CLIENT INFORMATION

Covered Persons are prohibited from revealing non-public information about clients. Such information includes a client’s status as a client of the Adviser, financial and account information of a client, the allocation of assets in a client portfolio, information relating to service performed or advice given to a client, and data or analyses derived from such non-public information (“Client Information”). Client Information may only be disclosed to persons whose responsibilities require knowledge of the information and when the disclosure is otherwise consistent with the Adviser’s policy and the client’s instructions.

WHAT ARE THE RESPONSIBILITIES OF THE CODE ADMINISTRATOR

The Code Administrator is responsible for administration of the Code. The Code Administrator will carry out his or her responsibilities as follows:

•	Maintain Confidentiality. All personal securities transactions reports and any other information filed under this Code will be treated as confidential by the Code Administrator.

•	Provide the Code to Access Persons. The Code Administrator will provide each Covered Person with a copy of the Code in a timely manner. Each Covered Person will be asked to acknowledge receipt of the Code.

•	Provide the Code to Clients. The Code Administrator shall provide a copy of this Code to any client, upon request, and a related written report, as requested, relating to: (a) any issues arising under this Code since the last report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations and (b) certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating the Code.

•	Review the Code. The Code Administrator will review the Code on an annual basis.

•	Amend the Code. The Code Administrator may, from time to time, amend the Code to adopt interpretations as he or she deems reasonable and appropriate, consistent with all applicable laws and regulations. As such, the Code Administrator will address the need (if any) to amend this Code with the Board of Directors.

•	Review Pre-Clearance Requests. The Code Administrator will monitor the investment portfolios through available information to adequately respond to pre-clearance requests. The Code Administrator will review the pre-clearance request against the requirements under this Code and immediately notify the person of approval, if applicable,, as soon as reasonably practicable.

Code of Ethics

•	Review Periodic Reporting. Following receipt of reporting, the Code Administrator will compare personal securities transactions reported by investment personnel with the pre-clearance request forms or pre-clearance information executed during the quarter.

•	Report Violations. The Code Administrator will provide a written report of all Code violations at the next scheduled meeting of the Board of Directors.

•	Maintain Code Records. The Adviser will maintain the following records in accordance with Rule 204-2 under the Advises Act:

•	A copy of the Code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;

•	A list of all persons who are, or within the past five years have been, required to submit reports under this Code, will be maintained in an easily accessible place;

•	A copy of each Covered Person’s written acknowledgement of receipt of the Code;

•	A copy of each quarterly transaction report made by each Investment Person and Access Person under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

•	A copy of each pre-clearance request submitted to the Code Administrator will be preserved for a period of not less than five years from the end of the fiscal year in which it was made the first two years in an easily accessible place;

•	A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred; and,

•	A copy of each annual report to the Board will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

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CODE DEFINITIONS

Beneficial ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse or domestic partner, your minor children, a relative who shares your home or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Code of Ethics

Code Administrator is the person that is appointed by the Board of Directors of the Adviser to administer this Code.

Control means the same as it does in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities, either directly or indirectly, is presumed to give the holder of such securities control over the company. This presumption may be countered by the facts and circumstances of a given situation.

Employee of an entity means any person who is employed by the entity as an employee or who regularly performs services for the entity as a loaned employee provided by another entity. The Adviser often refers to its employees as associates.

Fund means: (i) Penn Series Funds, Inc.; or (ii) each separate series of Penn Series Funds, Inc.; or (iii) any other open-end management investment company (or series thereof) advised by the Adviser or any person in a control relationship with the Adviser.

Fund Shares means the securities issued by the Fund (as defined). Transactions of Fund Shares means (i) transactions in variable annuity contracts or variable life insurance policies for which a Fund serves as an investment option; and (ii) transactions in retirement and other benefit type plans (such as 401(k) plans) for which a Fund serves as an investment option.

Investment portfolio means any account managed by the Adviser under an investment management or investment advisory agreement.

Private Placement means an offering of securities in which the issuer will rely on an exemption from registration provisions of federal securities laws. Private Placement securities generally involve a limited number of sophisticated investors and a restriction on resale of the securities.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Security or securities means the same as they do under Section 202(a)(18) of the Advisers Act, which includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that for reporting purposes under this Code, they do not include direct obligations issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements. In addition, shares issued by registered open-end mutual funds are excluded from definition of the term security except that Fund Shares are deemed to be securities for purposes of this Code.

Code of Ethics

Security not subject to disclosure means any security, in which you may invest, which are not subject to reporting requirements, such as except direct obligations issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements. In addition, shares issued by registered open-end mutual funds are excluded from definition of the term security except that Fund Shares are deemed to be securities for purposes of this Code.

Supervised person means any officer, director or employee of the Adviser who provides investment advice on behalf of the Adviser and is subject to its supervision and control.